PARTICIPANTS

Corporate Participants Mark R. Klausner – Managing Partner, Westwicke Partners, LLC

Ken Reali – President, Chief Executive Officer & Director

Joseph P. Slattery – CFO and Executive VP

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

Mark Landy – Analyst, Summer Street Research Partners

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to your TranS1 Inc.’s Third Quarter 2012 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll have a question-and-answer session and instructions will be given at that time. As a reminder, this conference call may be recorded. I would now like to turn the program over to your host for today Mr. Mark Klausner. Mr. Klausner, you may begin your conference.

Mark R. Klausner, Managing Partner, Westwicke Partners, LLC Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and its Chief Financial Officer, Joe Slattery. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, the Form 10-Q, which the company planned to file today with SEC and the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call. With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Ken Reali, President, Chief Executive Officer & Director Thank you, Mark. On today’s call, I will review our operating results for the third quarter and discuss some important developments in our business. Then, Joe will provide you with the details of our financial results. I will then review the progress on our operational priorities for 2012. Worldwide, we generated $3.2 million in revenue and completed 241 AxiaLIF procedures during the third quarter. Our domestic business continued to be impacted by our limited physician reimbursement for AxiaLIF and the continued pressure on coverage for lumbar fusion procedures. We’re making good progress on our VEO launch and have begun the process of re-launching AxiaLIF in anticipation of a Category 1 code becoming effective on January 1. Average revenue per case remained near all-time highs, driven by a higher mix of the AxiaLIF 1L+ product and higher ancillary product usage. In the quarter, our cash and investments decreased by $6.2 million to $27.2 million. Although, we continue to critically evaluate our spending, the increasing clarity around physician reimbursement for AxiaLIF and the early success of the VEO product give us additional confidence to prudently invest in sales, training, reimbursement, clinical research and new product development. I would now like to discuss some recent developments in our business. Last week, we announced that the Center for Medicare & Medicaid Services or CMS assigned relative value units or RVUs to the new CPT code 22586 that applies to single level L5 to S1 AxiaLIF procedures. This is an important development that gives us more confidence in our ability to compete successfully for market share at L5/S1, with our AxiaLIF 1L+ implant. I will provide more details on this topic later in the call. In October, we began the process of re-launching AxiaLIF in anticipation of a Category 1 code on January 1. Later this week, we’ll be holding a national sales meeting and are focusing the sales force on the opportunity in front of them to sell AxiaLIF, without the headwinds that were presented by physician reimbursement since 2009. We have an expanded presence at the North American Spine Society or NASS Annual Meeting that was recently held in Dallas. We’re also holding a large-scale training event next week, with approximately 55 surgeons registered to attend. Finally, we’re hosting training labs later this year in Raleigh and on the West Coast for surgeons who cannot attend the training event in November. In the third quarter, we gained positive coverage for AxiaLIF from two additional payors: Capital Blue Cross Blue Shield, representing approximately 900,000 covered lives in Pennsylvania, and Avera Health Plans representing less than 100,000 covered lives in South Dakota. The launch of our minimally invasive VEO direct lateral fusion system continues to go well. With VEO case count growing 25% sequentially and with 15 new surgeons performing in their first case in the third quarter, we achieved CE Mark for the VEO system in early July and that’s followed quickly with clinical use in Europe. During the quarter, we signed a distribution agreement with Jiade Sunshine, covering the sale of AxiaLIF products in mainland China. Our AxiaLIF implants have been granted a registration certificate by the State Food and Drug Administration and the remaining instrumentation is expected to receive registration in the fourth quarter of 2012. We’re excited by our expanding international footprint and specifically the opportunity in China, as we commenced launch activities for our AxiaLIF technology. We look forward to working closely with Jiade Sunshine and training Chinese spine surgeons on AxiaLIF over the coming several quarters, many of which will be visiting our Raleigh training center as well as clinical sites throughout the U.S. While we still don’t have any definitive news to report on the subpoena we received from the Office of Inspector General or OIG in October 2011, we have had several in person discussions with the government. No claims have been made against the company and we will update you as more information becomes available. At this time, we would hope to resolve this matter in the first quarter of 2013. 2012 has been a year of transition. As we seek to return to consistent revenue growth, I’m encouraged by the progress we have made on the key elements of our strategy to build long-term value at TranS1 and we’ll provide an update on that progress later in the call. I’d now like to turn the call over to Joe to review our financial results from the third quarter. Joe?

Joseph P. Slattery, CFO, Executive VP & Head-Investor Relations Thank you, Ken, and good afternoon, everyone. For the third quarter, we reported worldwide revenues of $3.2 million, slightly below our guidance of $3.3 million to $3.7 million. Our AxiaLIF case performance was a little below expectation due to a particularly soft September as also noted by several other public spine companies recently. This represented a quarterly sequential decrease of about 8% and a 32% decrease from the third quarter of 2011. Our revenue per case was down modestly, but not indicative of the trend change. Total domestic revenue in the third quarter was $2.9 million as compared to $3.2 million in the second quarter, a decrease of about 10%. Domestic average revenue per case was down slightly relative to the second quarter, but continues to be ahead of last year as a result of our price increase, the 1L+ plus introduction, 2L+ mix and higher ancillary product usage. Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products, used in any case that uses an AxiaLIF fusion device, excluding lateral cages, was $1.9 million in the quarter or 66% of total domestic revenue. Of this revenue, approximately 65% was generated in cases that utilized our one-level device and 35% was generated in cases that utilized our two-level device. Revenues generated outside of AxiaLIF cases were about $989,000 in the quarter. This non- AxiaLIF number included approximately $500,000 in revenue from VEO direct lateral sales. We performed 164 AxiaLIF cases in the U.S. in the third quarter, a decrease from the 193 cases performed in the second quarter. On the international front, revenues for the third quarter were approximately $294,000, an increase of about 20% from the second quarter, versus the third quarter of 2011, international revenues decreased 27%, but after adjusting for the change to an agency model in Germany at the beginning of 2012, the decrease would have been 12%. Of note, these revenues included an $85,000 VEO stocking order for our Italian distributor. Our VEO system superior direct visualization offers surgeons a more economical direct lateral system in markets where the cost of competing systems neuro-monitoring has been a barrier to adoption. Gross margin for the quarter was 74% in line with the prior quarter. Total operating expenses increased 17% as compared to the third quarter of 2011, primarily as a result of legal and other fees associated with the OIG investigation and increased surgeon training activity. Moving on to the balance sheet, we finished the quarter with approximately $27.2 million in cash and investments. Accounts receivable days sales outstanding were 58 at quarter-end compared to 53 in the prior quarter. Inventory turns were 0.65 at quarter-end, a decrease from 0.71 in the prior quarter, due primarily to VEO inventory build. Cash burn for the quarter was $6.2 million. We believe that we have adequate cash and investments to sustain the business for at least the next 12 months. Turning to guidance, we believe we have enough visibility to continue providing one quarter forward revenue guidance. We currently anticipate that revenues in the fourth quarter of 2012 will be in the range of $3.8 million to $4.2 million. This guidance factors in the estimated impact of the recent storms in the Northeast and anticipates a continued decline in sequential domestic AxiaLIF revenue due to continuing lack of reimbursement, moderate growth in VEO revenues and an increase in international sales due to an initial stocking order from our Chinese distributor of approximately $1 million. I will now turn the call back over to Ken. Ken?

Ken Reali, President, Chief Executive Officer & Director Thanks, Joe. I’d now like to reiterate our four primary operating goals for 2012, highlighted earlier this year and share with you our progress in the third quarter. Our goals for 2012 are, number one, continuing to secure physician reimbursement for AxiaLIF; two, driving adoption of the VEO direct lateral system; number three, generating further clinical research and data focused on demonstrating the value of both our AxiaLIF and VEO products; and four, positioning the company to successfully grow revenue in 2013 after the AxiaLIF Category 1 code becomes effective. With regard to reimbursement, last week we announced that CMS assigned RVUs to the new CPT code that applies to single-level AxiaLIF procedures. While it is our corporate policy not to provide coding guidance to physicians or their staff, I do want to share some perspective on the recently released CPT code value. In each fusion procedure, the total payment to the surgeon will vary depending on the combination of procedures the surgeon chooses to perform, the coding rules applicable to those services and the payors’ coverage policies. The description for the pre-sacral interbody fusion code also includes posterior instrumentation, bone graft and image guidance. Posterior lateral fusion would be coded separately when performed with AxiaLIF. This is different from TLIF, which includes posterior lateral fusion, but does not include posterior instrumentation. With ALIF, no other procedures are bundled at this time, but surgeons who perform ALIF most commonly use an access surgeon, which lowers the reimbursement for that code by 37.5%. As you can see, comparing payment for different clinical scenarios is difficult because of variations between procedures performed, codes, coding policy and coverage policy. And that is why virtually all surgeons have coding expertise on their staff. While we have some specific guidance as to which codes may and may not be reportable with the 22586 CPT code, we will not know the full set of compatible codes until Medicare’s correct coding initiative edits are released in December. What we can say at this point with certainty is that the reimbursement established is comparable with other procedures and will provide appropriate reimbursement to surgeons that will allow us to execute on our strategy. As noted above, we gained positive coverage decisions from two additional payors, representing about 1 million covered lives. This gives us over 36 million total lives under coverage currently. In addition to these $36 million lives, upon the Category 1 code becoming effective on January 1, we anticipate that we will be covered by payors that represent Medicare members and also payors that currently don’t pay the T-Code, because they regard procedures with T-Codes as investigational. We also continue our focus on payors with negative coverage policies with a significant number of covered lives coming up for review in the November to January timeframe. We currently anticipate that we’ll have approximately 80 million to 100 million covered lives when the Category 1 code for AxiaLIF becomes effective on January 1 and expect that number to grow through 2013. We remain excited about the potential of our VEO direct lateral system and are encouraged by the early adoption trends. We have seen steady growth in physician training and an uptick in active surgeons each quarter. We have made product improvements based on input from the surgeon design team and consistently hear from surgeons that they like our unique two-stage retraction approach, which offers improved visualization of the service muscle and related nerves to potentially reduce the risk of injury. This advantage has been reaffirmed in Europe, where surgeons are more sensitive to the cost of neuro-monitoring. Turning to our distribution efforts, we remain committed to investing in direct representatives, where there is a clear path to building a successful territory. We have analyzed potential new sales territories to determine where to target our investment as we get closer to the Category 1 code becoming effective. As a part of this analysis, we completed a survey of former surgeon users as well as non-users to identify attractive geographies. In the survey, a number of former users indicated that they would resume using AxiaLIF, when physician reimbursement coverage is in place. Many of these surgeons will be attending our surgeon training event in mid-November and we have specific plans to re-train those that do not make this meeting within the next 90 days. In areas that we currently do not have or do not plan to have a direct sales structure in place, we’re working closely with distributors to help cover cases and seed the market. Distributors represented approximately 20% of our business in the quarter. We’re also continuing to work with surgeons to generate additional peer-reviewed papers and investing in clinical research. In the third quarter, a retrospective AxiaLIF versus ALIF study was submitted to a peer-reviewed spine journal and we anticipate publication in the middle of 2013. This 96-patient trial demonstrated an 85% fusion rate for AxiaLIF and 79% fusion rate for ALIF, with all patients at two years or greater follow-up. We currently have four sites enrolling patients in our RAMP trial and expect this number to increase to 12 in 2013. This 200-patient prospective randomized controlled study compares AxiaLIF to TLIF. We believe that this study will allow us to demonstrate comparable fusion rates with better outcomes on safety, complications and health economics and we see this providing a compelling adoption rationale to physicians, hospitals and payors in the medium-term as we seek to establish AxiaLIF as standard of care for lower lumbar spinal fusion. Furthering this initiative to demonstrate the value of the AxiaLIF procedure, we have undertaken a retrospective health economic study that has been submitted to a peer-reviewed spine journal and we expect publication in 2013. This study performed by a leading spine health economics researcher, represents a value analysis of AxiaLIF to TLIF based on peer-reviewed literature of both procedures. The results of this study show a potential cost savings of approximately $4,500 per patient in favor of AxiaLIF over TLIF, driven primarily by a 2.2 day reduction and length of hospital stay in a more than 50% reduction in short-term complications. This is our first effort in detailing the health economic advantage of AxiaLIF and our pre-sacral access. And we feel that it will be data like this that would drive both hospitals and payors to support adoption of AxiaLIF for lower lumbar spinal fusion. Finally, we have been devoting significant efforts to prepare for domestic revenue and case growth when the Category 1 code becomes effective on January 1. The primary area of focus in this regard is developing our distribution and training efforts to educate spine surgeons and other key stakeholders and the benefits of our AxiaLIF pre-sacral approach to lower lumbar fusion. We have planned a significant number of re-launch activities in the fourth quarter as we regain momentum with AxiaLIF. We have begun to prudently expand our distribution efforts and we’ll continue through 2013. Our recently opened Raleigh Training Facility has strengthened our surgeon training capabilities and provides the ability to efficiently and cost effectively train surgeons and our sales force on all of TranS1’s products. So far this year, we have trained over 80 domestic and international surgeons at our training center. Before we open the call up to take your questions, I’d like to comment on the recently completed NASS annual meeting. It was nice to see many of you in our booths during the meeting. We had an expended presence at the meeting relative to past years and the traffic at our booth was excellent, where we showcased the family of AxiaLIF products and the VEO direct lateral system. We also held several training events and surgeon meetings during the week. In addition, we hosted an event for investors and analysts, at which two surgeons described their experience with AxiaLIF and VEO. A replay of this event is available on our website. In closing, while the overall spine market remains challenging, I’m convinced that the minimally invasive segment of the market will continue to be attractive and grow at above market rates for the foreseeable future. In the minimally invasive market, our AxiaLIF technology provides a safe and effective solution that can become a standard of care in lower lumbar fusion. In addition, our VEO direct lateral system is a unique product offering differentiated by its direct visualization capabilities. Over the past two years, our team has executed on a plan to reposition TranS1 for growth. With 2013, right around the corner, it is terrific to see so much enthusiasm and energy being focused on the future and a significant opportunity before us. I look forward to updating you on our continued progress. Now, we’d like to open up the call to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. And our first question comes from Matt Miksic [Piper Jaffray, Inc.]. Your line is open sir.

< A – Ken Reali – TranS1, Inc.>: Good afternoon, Matt.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Yeah, wasn’t sure if that’s me, there’s a lot of Matts now...

< A – Ken Reali – TranS1, Inc.>: Matt Miksic, yes.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Assuming that’s me, Piper Jaffray, thanks for taking my questions. Sorry for the background noise here, I’m in a medical conference. The guidance on Q4, question on just the trends out of Q3, I’m assuming that you’ve dialed in some impact. I think, Joe, you mentioned that some disruption here in Q4 due to the storms in East Coast. But even with that, is the right way to think about Q4 sort of slightly down AxiaLIF and made up by international and VEO.

< A – Ken Reali – TranS1, Inc.>: Yeah, I think, VEO will be up a little, AxiaLIF is a flattish to storm sensitive down a little with international picking up the difference.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. I’m never going to pronounce that right. That’s helpful.

< A – Ken Reali – TranS1, Inc.>: Yeah, it’s pronounced VEO.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Thank you. And the coverage trends heading into next year, you mentioned your expectations for when – the levels of coverage you expect to see. I know you don’t want to name names necessarily, but I mean can you give us a sense of what is sort of on deck for potential additional coverage in terms of covered lives?

< A – Ken Reali – TranS1, Inc.>: Well, Matt, what’s in our calculus with that 80 million to 100 million covered lives number is certainly that the Medicare population and additional private payors, those specifically that have a negative policy covering T-Codes, but not a negative policy covering AxiaLIF. In our discussions with medical directors, many different medical directors, what we know is that there’s not a negative policy on AxiaLIF and we have Category 1 code that should go through and be covered, especially when they download the new codes effective January 1, where our emphasis and focuses right now is on those policies that have a negative writing or policy on AxiaLIF in general. And coupled with our continued growth in our peer-reviewed literature and our Category 1 code, we’re hopeful that through 2013, we will gain coverage with those payors. Certainly, we cannot disclose what payors were expecting specifically at this point other than those categories that I mentioned.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. If you would maybe just the split of Medicare and the incremental covered lives for next year, is that mostly in Medicare, getting into the sense of the split of the growth?

< A – Ken Reali – TranS1, Inc.>: Sure, I think if you were to look at it as – as in terms of the total of 80 million to 100 million as half Medicare and half private. And so the opportunity for us is going to continue to grow the private coverage as we go through 2013.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Just one on and one more here on the investments that you’ve talked about making, you got better visibility with the codes and with the RVU assignment I just talked about, can you maybe quantify that investment that you’re making? Give us a sense of how much more spend we’re talking about over the next few quarters?

< A – Joe Slattery – TranS1, Inc.>: Yeah, Matt, this is Joe. I don’t think it will be negligible on the – noticeable on the investment side, because the run rate, its investment in the chosen marketing up to now or up to a month ago was really quite a bit of training and watching VEO system. And so we’re mostly shifting that investment a little bit of incremental, but what we’re really looking to do until we have tangible growth to reinvest profits from is just to leverage – primarily leverage the existing team, which you’ll see going into the next year that’s probably two biggest moving parts will be our legal fees will come down from the OIG. And our clinical trial expense for the RAMP trial will come up when you compare year-over-year. So on the spend side, our sequential rate will be roughly the same.

< Q – Matt Miksic – Piper Jaffray, Inc.>: And can you give us a sense of what – and will the legal spend – is it simple enough to say that the legal spend – the legal spend decline will be offset like approximately equally with the increase in the trial? What’s the magnitude of those moving parts?

< A – Joe Slattery – TranS1, Inc.>: That’s about right.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Okay, all right. So neutral as those things are the OIG in the first quarter as you hope?

< A – Joe Slattery – TranS1, Inc.>: That’s right.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. So and then and on that same topic of spend, I just want to get a sense of where that leads you in terms of cash? How far you’re set for into next year and when and if you might need to consider some additional financing?

< A – Joe Slattery – TranS1, Inc.>: Sure, based on our projections that get us through the end of next year right at about the end of next year, the end of 2013, and our expectation around the financing is, first and foremost, we want to get the ambiguity around the OIG investigation out of the way before we consider raising any capital.

< Q – Matt Miksic – Piper Jaffray, Inc.>: Fair enough. Okay, very helpful. Thanks for taking the questions.

< A – Ken Reali – TranS1, Inc.>: Thanks, Matt.

< A – Joe Slattery – TranS1, Inc.>: Well, thanks, Matt. Operator: Thank you. Our next question comes from Greg Chodaczek [First Analysis Securities Corp.]. Your line is opened sir.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: I’ve got just a couple of quickies. Number one, you mentioned softness in September, has that continued through October and what was causing that softness based on what you saw and that what other people have said?

< A – Ken Reali – TranS1, Inc.>: Yeah, Greg, this is Ken. It’s always difficult in the short term to diagnose that other than from our discussions with physicians particularly at NASS, where we saw a lot of our customers at once. Their overall surgical volume was down. And you can argue that the – that volume was down through the summer, but because of vacations and other things, they were seeing less patients during the summer months, so their bookings overall in September were down. I think more, more is indicative of the struggles in the spine market today and the focus on medical necessity for fusion and the pressure on procedure of volumes because certainly, September, historically, is a good month. But I think that physicians have to see in this day and age a lot more patients to get a surgery versus what they’ve done in the past, because of the strong restrictions and looking at medical necessity. So from our perspective that’s our early diagnosis and that may change as we go forward. Certainly, October...

< Q – Greg Chodaczek – First Analysis Securities Corp.>: I’m sorry, Ken. Go ahead.

< A – Ken Reali – TranS1, Inc.>: Yeah, I mean, we can’t provide too much commentary on October until we get through the quarter, but certainly September that’s what the issue was.

< A – Joe Slattery – TranS1, Inc.>: Yeah and I would just add that with our guidance, Greg, being relatively flat in the fourth quarter, you can take from that what you will about October.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Right. And so what you’re saying is partial vacation for surgeons plus some insurance nonsense when it comes to spine, but you’re certainly not saying PODs and loss of sales of people?

< A – Ken Reali – TranS1, Inc.>: No.

< A – Joe Slattery – TranS1, Inc.>: Right. I mean, Greg, I think what we’re seeing and what others are seeing is every once in a while there’s a month where cancellations are high and to pattern, you see across several providers. It’s unclear what the root cause is, but it’s out there. And as Ken mentioned, September use to be a great month and the last couple three years, it’s really not – it typically was the month that carried the third quarter in the last couple of years. It has been the opposite.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: And, Joe, when you’re talking about guidance, you talked about flat to slightly down AxiaLIF revenue, you’re also – I think I missed this part. You said something about inventories in China. Can you explain that again?

< A – Joe Slattery – TranS1, Inc.>: Yeah, so with the Jiade Sunshine contract, we have an initial stocking order to be delivered in the fourth quarter of about $1 million. That’s included in the...

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay, so that’s on top of your revenue. So you’re going to have....

< A – Ken Reali – TranS1, Inc.>: Greg, that’s included in the guidance.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Right, that’s what I’m saying. So you have a stocking order of $1 million and so your traditional AxiaLIF procedures and stuff should come out to $2.8 million plus.

< A – Joe Slattery – TranS1, Inc.>: I’m not going to do the math for you Greg, but...

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

< A – Joe Slattery – TranS1, Inc.>: You’re on the right track.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And I won’t ask about VEO or VEO, VEO, whatever you pronounce that thing again. Also...

< A – Joe Slattery – TranS1, Inc.>: Greg, let me add, let me answer the questions you didn’t ask there though, which is in the fourth quarter, we do expect that to grow, but in all candor, the sales force is hyper-focused on getting surgeons back. And it’s always difficult to juggle lots of balls, we’re certainly going to maintain pressure on them to deliver on the numbers, but embedded in the guidance is some expectation that some of the focus on surgeon training in VEO will be distracted away towards setting up AxiaLIF for next year, which we think is a right investment.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Right and our surgeons are looking at next year and kind of just shutting – not shutting down, but this quarter is a – something – if I waited another two months, I don’t need to worry about even this T-Code anymore and I’ll start up in January. So are you losing surgeons, because they are just taking a break from it until next year?

< A – Joe Slattery – TranS1, Inc.>: Greg, that’s something we’ve certainly talked about and tried to put a number on it, it’s very difficult. Have we gotten feedback to that degree? Yes, definitely, certainly, but surgeon knows that a code is coming, and they can wait until January 1; that would be something that they would do. So we’re watching it carefully, but it’s really hard to estimate that, but I think it is reflected in our guidance and why we are guiding flat to slightly down in the fourth quarter is because we are having a build up to January 1, but that code is not able to be used until that time.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And last, but not least, you mentioned 80 million to 100 million lives starting at January 1 and that’s based on picking up Medicare plus any – and I’m assuming second tier in size wise of the private insurance companies, they don’t have any AxiaLIF specific. So...

< A – Joe Slattery – TranS1, Inc.>: Yeah.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Based on what the research we’ve done all the big guys had something specific on AxiaLIF, so above and beyond that 80 million to 100 million we could see something in 2013 from another private insurance company.

< A – Joe Slattery – TranS1, Inc.>: That’s correct that 80 million to 100 million includes Medicare, it includes more mid-size payors that don’t have a negative policy on AxiaLIF, where we know with the Category 1 code, it’s going to go right through, but they regard all T-Codes as investigational. So we get an immediate uplift from that in Medicare. And then, clearly, what we’re working on or what you mentioned, Greg, some of the larger private carriers that have a negative coverage policy on AxiaLIF and that’s hopefully something that we’ll be able to reverse through the course of 2013.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: And last but not least, based on your experience, Ken, in dealing with insurance companies, if they were to review AxiaLIF in the middle of the year, will they quite possibly make that change in the middle of the year or do they have to wait until the end of the year say, well, we always change it in the second week of December for January 1, so even if you do get a positive reply from or positive change from one of these big guys, you don’t have to wait a half-a-year for that to get implemented.

< A – Ken Reali – TranS1, Inc.>: Right. You know what’s interesting is every payor seems to be on a different schedule. Some payors, it’s the end of the year; some payors, it’s right before the end of year; some payors, it’s in the summer. So we really see this all over the board, Greg, that there is not a specific timeline. However, what we do is we track when AxiaLIF is coming up for review and we certainly work to get in front of that medical director, making sure that they have all of our recent peer-reviewed literature and have the facts on the Category 1 code to make the right decision. So as we go through 2013, that’s what we’ll be doing. And a lot of the work that we’ve done over the past two years, networking with medical directors, educating them on our procedure, I feel are going to really start to pay off as we go into 2013 with the Category 1 code. And that’s where we hope to have a lot of success and get a high hit rate with getting coverage through the course of the year. If you look at cervical disc replacements, which was the last procedure in spine to get a Category 1 code, that’s pretty much the way it worked and we’ve used that as a benchmark. The first 12 to 18 months were spent getting private payor coverage. I’m not sure how much work they did ahead of time, but certainly we feel that our prep work ahead of time and the fact that AxiaLIF isn’t a disc replacement, we’re really just another fusion, another way to do a spinal fusion, will make a difference in our ability to accelerate that.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Fantastic, thanks, Ken.

< A – Ken Reali – TranS1, Inc.>: You bet, Greg. Thanks for your questions. Operator: Thank you. Our next question comes from Mark Landy of Summer Street Research. Your line is open.

< Q – Mark Landy – Summer Street Research Partners>: Good evening, folks. Can you hear me okay?

< A – Ken Reali – TranS1, Inc.>: Yeah, we can, Mark.

< A – Joe Slattery – TranS1, Inc.>: Yes.

< Q – Mark Landy – Summer Street Research Partners>: Great. You know, guys, you’ve kind of mentioned in the last couple of calls that you haven’t been ending from my words, kind of let’s say accused of any wrong doing thus far by the DOJ in discussions with them. According to your legal counsel experts in that matter, at this stage in the negotiations, would a company have already been told of what the wrongdoings are and alleged charges are put in front of them for discussion or does that come into later stage in these discussions?

< A – Ken Reali – TranS1, Inc.>: Yeah, Mark, yeah, I can’t comment on that at all. We’ve said what we can say relative to the subpoena and the investigation and that language has been cleared through our legal counsel, but that is the limits of what we can say. Certainly, as more information becomes available publicly and we can talk about it, we certainly will, but at this point we cannot.

< Q – Mark Landy – Summer Street Research Partners>: Ken, I understand this is a sensitive topic and there is a bit of a vacuum, but you have chosen to discuss those words. So I’m wondering if you can maybe go back to counsel and just ask them if they can just give you some insight into typically what they see just so that, we do have something more than those comments to go on because putting them into context for us is perhaps quite dangerous.

< A – Ken Reali – TranS1, Inc.>: I understand, Mark. At this point, that is all we can say.

< Q – Mark Landy – Summer Street Research Partners>: With respect to the size of the sales force and coming out of NASS, how quickly are you adding, where are you within that sales force build? Are you close to being done? Is that lagging a little bit behind schedule? How does that look kind of heading into 2013?

< A – Ken Reali – TranS1, Inc.>: You mean in terms of sales force hiring?

< Q – Mark Landy – Summer Street Research Partners>: Yes, sales force hiring, obviously, I’m assuming by now you’ve got your territories kind of cogged up and...

< A – Ken Reali – TranS1, Inc.>: Well – and here is the way I would look at that, Mark, and this is real important to understand. What we did in the middle of the year through surveying our customers really going back to 2007 is understand what surgeons we feel are high likelihood to come back with a Category 1 code and the fact that they can get paid. We take that information and then we look carefully at that geography to understand the likelihood of strong payor coverage in that area beginning in January. So once we got that information, we’re able to look at where our current sales reps were and we’ve done some moving around geographically to make sure that we had coverage in these high-impact areas. So that’s been a third quarter exercise. Those reps are in place. We haven’t had to do a lot of hiring though because the first job here is to get the capacity back in our sales force. We’ve retained a certain number of sales people which we felt was important to be able to jump-start this business when we got reimbursement, but getting their capacity back in terms of number of cases per month is our first job. And then as we go through 2013, we’ll be hiring additional sales reps and we have a list – a priority list of geographies that we’ll attack as the business moves forward and starts to grow again. But we’re going to really do this in a methodical, deliberate manner, looking at the payor coverage, looking at past users. And then the last piece that we’ll start attacking in the first quarter are new users, keeping in mind that the last time we actively pursued this market, the minimal-invasive market was much smaller than it is today. We feel the minimally-invasive market has actually doubled in size since late 2008, early 2009. So our market’s expanded, so our opportunity’s actually much greater than just the past AxiaLIF users. And that is something that we’ll be attacking here as we go into the New Year as well.

< A – Joe Slattery – TranS1, Inc.>: Yeah, Mark, this is Joe. Another thing for you to think about is we expect our growth next year will come probably about 60% from current users just expanding their use with broader payor coverage. So we already feel like that’s the lowest of low-hanging fruit and that’s what’s going to drive more than 50% of the growth next year.

< Q – Mark Landy – Summer Street Research Partners>: And I think you’ve got to where I wanted to go with the question is that as we enter 2013, is it fair to say that you would have your sales force positioned to address all of those users that you have previously defined as being potential, say, re-customers, re-opting as customers? So when we hit the ground running in 2013, you basically got that old installed base covered or is that...

< A – Ken Reali – TranS1, Inc.>: Yeah, I would not – I would not say that. I don’t think – that’s going be an evolution through the course of the year. What I would say is we’ve identified a group that we think is the most ripe to come back. And as Joe articulated, that in addition to rallying the base of surgeons that maybe are doing a case a quarter now based on the payor mix that they have, but with the broader payor mix we know we’re going to do instead of a case a quarter, two or three cases a month. Those are our nearest opportunities, but trying to go back to all 600 prior users at once, we’re not going to be able to do that in the first quarter. We’ll certainly be able to do that as aggressively as we can through the course of the year, but our objective is by the areas that we cover with our direct sales force today that we think are maximized based on the most high potential areas, tapping out those people first and getting as much as we can. And as we start to do that and our average sales per rep number goes up, then we’ll start to hire additional reps. And then we’ll be able to hit more surgeons that you’re talking about, Mark, as we go forward.

< Q – Mark Landy – Summer Street Research Partners>: So just so I understand this, if I’m looking out, let’s say, nine months from now, let’s call it the summer of 2013, and I’m looking back – if the numbers are looking great and the growth is there, awesome, your strategy has worked. What happens if we hit that 2013 summer timeframe and things have not worked out to plan? How should we think about it then? Should we think about it more as that these surgeons that you identified as perhaps being the potential users might not have come back as quickly as possible? Or that it’s just more difficult to get in back into those hospitals and maybe it was the newer users was where the growth is coming from? I just want to get kind of a feeling now so that if we do look back we can just kind of have a reference point.

< A – Ken Reali – TranS1, Inc.>: Sure, Mark. I mean that’s a real hypothetical. And at this point that’s a bridge that we’d have to cross at that time. It’s important to note the way we’re attacking this is with all stakeholders, meaning it’s not just the physician that we’ve been discussing here for the past few minutes, but it’s also the hospital. And that’s where the economic data that we’ve developed with our physicians is going to be so critical, the paper that shows a $4,500 savings with AxiaLIF versus TLIF. That’s going to make a very large difference to both hospitals and payors. So our ability to penetrate the market is certainly through these physicians and training these physicians and showing them the improvements we’ve made in AxiaLIF, getting them re-excited about using AxiaLIF at L5/S1. But it’s also – the other side of this coin is the economic savings that they can gain with AxiaLIF, which in this day and age is a significant opportunity and we feel that is the other shoe that will help us drive market penetration going forward. So for us, thinking hypothetically out in the middle of the year and where we are, it’s just not something that I can comment on at this point, other than we’ve baked our strategy very carefully looking at all stakeholders. We feel like our evidence and our peer-reviewed literature, which continues to grow, is there and supportive. That coupled with our Category 1 code and our aggressive surgeon training efforts should pay off for us. It’s those levers that we’ve shown in the past worked for TranS1, worked for AxiaLIF. The big difference being now that we have a lot more evidence in our favor and certainly for the first time a right to win with our coverage – with the physician coverage that we haven’t had since 2008.

< Q – Mark Landy – Summer Street Research Partners>: And then just two last quick questions, the RAMP study, is that enrolling according to kind of your planned timeline or do you think that there might just be some adjustments there? And then the other question I have, Joe – is just for Joe on just the base cost of the sales force right now with respect to – what percentage of, I’d suppose, S&M, sales and marketing is at right now and then how much leverage do you have there before you start seeing the need to kind of spend and that’s the last question so I’ll drop off and listen.

< A – Ken Reali – TranS1, Inc.>: Sure, Mark. Let me just comment on RAMP. RAMP continues to be an important part of our medium and long-term strategy. Enrollment continues to move forward. One of the impacts to RAMP though has been our T-code where hospitals when they look at – if it’s an investigational technology through a payor, it would obligate the company to have to actually pay for the whole procedure if it goes through the hospital as a study patient. So that’s curtailed some of our enrollment at some sites and with some patients based on the payor mix, but we fully expect as we go forward next year with broader coverage that RAMP enrollment will accelerate, but that continues to be an important prospective study that we’re going to do that we feel is going to be a strong stake in the ground to making AxiaLIF the standard of care at the L5/S1 fusion. Joe, do you want to add?

< A – Joe Slattery – TranS1, Inc.>: Yeah, Mark, can you ask that question again, I didn’t quite get it?

< A – Ken Reali – TranS1, Inc.>: Thank you.

< Q – Mark Landy – Summer Street Research Partners>: Sure. Just your sales force spend right now, you are carrying some reps kind of ahead of the revenue ramps. What does the leverage look like? What is the base spending or kind of the fixed portion right now of the remuneration versus the commission? And how should we think about the fixed side of that versus the commission side kind of heading into next year?

< A – Joe Slattery – TranS1, Inc.>: Sure. Well, the reps are all over the map right now. Like Ken said, we’ve got some reps paying for themselves already in the current environment and we’ve got some that we’re carrying because there’s a lot of opportunity in that territory. So our standard comp package is about half salary and half commission and the guys that are doing well can get two times their base in commission. That’s all I’m really comfortable giving out because this is pretty sensitive information to the competitive landscape.

< Q – Mark Landy – Summer Street Research Partners>: All righty. Thank guys. Appreciate all the answers.

< A – Ken Reali – TranS1, Inc.>: Thanks, Mark.

< A – Joe Slattery – TranS1, Inc.>: Thanks, Mark.

< A – Ken Reali – TranS1, Inc.>: Thanks for your questions. Operator: We have a follow up question from Greg Chodaczek [First Analysis]. Your line is open, sir.

< A – Ken Reali – TranS1, Inc.>: Hello, Greg. Operator: Your line is open, sir.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: In terms of VEO, do you have repeat customers surgeon wise or are they just mostly training right now?

< A – Ken Reali – TranS1, Inc.>: No, Greg, we actually do. That’s something that we track very carefully every month and that number – well, we’re not giving out specifics, grow every single month and we track surgeons in three different buckets. We have the first-time users, which as we commented in the third quarter, we have 15 new first-time users. And then we have those surgeons that have done three to five cases and that bucket continues to grow, as they migrate from a first time user to one that’s done a mid-single-digit number of cases. And then the last bucket are those that have done over five cases that are consistent users. So what we see through that progression is almost like a filtering process as you get a lot of the first-time users and a fair percent transcend to three to five cases. And then it’s fairly predictable at that point that they’ll become after five cases, a consistent user. So all those numbers continue to tick up. Obviously, the most important one for us now is that we’re filling the funnel and that’s the – the 15 new users we had in the third quarter were still critical because that was an all-time high for us with VEO new users. So it bodes well for our continued adoption of that product.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Can I assume a very large percentage of these doctors also have performed AxiaLIF’s in the past?

< A – Ken Reali – TranS1, Inc.>: Yes. Almost universally all of them. So that synergy of a minimally-invasive spine surgeon interested or having done AxiaLIF also interested in the direct lateral approach has worked out very well for us strategically. We expect actually next year as AxiaLIF returns to growth that that will be a big assist to VEO as well and our ability to cross-sell a surgeon as we rebuild relationships with both the surgeons and hospital.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: And one last for Joe. The $100 million – or $100 million, I wish it was. $1 million inventory sale to China. Can I assume gross margins are higher than normal for that?

< A – Joe Slattery – TranS1, Inc.>: No, no Greg, they’re about the same. Typically your national margins would be lower, but because we’re distributing the legacy 1L product which had higher reserves against it and whatever we have to build for that order, we have to turn pretty quickly.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

< A – Joe Slattery – TranS1, Inc.>: It should be about the same.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. Same as what you’ve reported today or thereabouts?

< A – Joe Slattery – TranS1, Inc.>: I don’t think it’s going to be a big impact on the margin for the quarter, next quarter.

< Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. I appreciate it. Thanks, guys.

< A – Ken Reali – TranS1, Inc.>: Thank you, Greg. Operator: We have no questions in the queue. I would like to turn the program back over to Ken Reali for closing comments.

Ken Reali, President, Chief Executive Officer & Director - Great. Thank you operator. Well, let me close by thanking all of you for taking the time to join us on our call today. I’m encouraged with our significant progress on the key long-term value drivers of our business. We look forward to building upon the strong foundation as we achieve revenue growth. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thank you. Good night.

Operator: Thank you for participating in today’s conference. You may now disconnect.